July 6, 2022

This letter has been drafted as of this date to set in stone modification of Section 4.2 (LQWC Stock Purchase Warrants) and Section 4.2 (B) (Stock Purchase Warrants escrow release schedule (since modified on March 11, 2022) of Business and Financial Consulting Agreement entered into between LifeQuest World Corp. (the “Company”) and Ivest Consulting GmbH (the “Consultant”) on February 21, 2022.

Section 4.2 LQWC Stock Purchase Warrants shall now read as follows:

Upon execution of this agreement LQWC will issue to ICG 1,500,000 Stock Purchase Warrants of LifeQuest World Corp (LQWC) with the following criteria:

i.	Expiration date 48 months from date of issuance.
ii.	Exercise price of US$.05 per warrant for one share of LQWC common stock with cashless exercise provisions.
iii.	Piggyback registration rights.

An additional 10,500,000 Stock Purchase Warrants of LifeQuest World Corp (LQWC) with following criteria will be issued to ICG and held in escrow as detailed in Section 4.2 (B) as modified herein:

i.	Expiration date 48 months from date of issuance
ii.	Exercise price of US$0.10 per warrant for one share of LQWC common stock with cashless exercise provisions.
iii.	Piggyback registration rights

Section 4.2 (B) Stock Purchase Warrants Escrow Release Schedule shall now read as follows:

The issued Stock Purchase Warrants held in escrow in the name of ICG will be released to ICG upon debt/equity capital raised by introductions made by ICG. The escrow release schedule is as follows:

i.	Tranche One: 1 Million (Swiss Francs; Euro or US Dollars) raised; 3.5 Million Stock Purchase Warrants released to ICG.

ii.	Tranche Two: Next 2 Million (Swiss Francs; Euro or US Dollars) raised; 3 Million Stock Purchase Warrants released to ICG.

iii.	Tranche Three: final 2 Million (Swiss Francs; Euro or US Dollars) raised; 4 Million Stock Purchase Warrants released to ICG.

IN WITNESS WHEREOF the parties have executed this Business and Financial Consulting Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.

COMPANY: LifeQuest World Corp.

Dated July 6, 2022

By: /s/ Max Khan

Max Khan

CEO

CONSULTANT: Ivest Consulting GmbH

Dated July 6, 2022

By: /s/ Robert Kaufman

Robert Kaufmann

CEO

2